Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Completes Sale of Australian Assets

HOUSTON, July 13, 2009 – Gastar Exploration Ltd. (NYSE Amex: GST) has completed the previously announced sale of all of its interest  in Petroleum Exploration Licenses 238, 433 and 434 in New South Wales, Australia, and the sale of its shares of Gastar Power Pty Ltd, to affiliates of Santos Ltd. (ASX: STO).  Gastar received approximately US $217 (AU $280) million of the aggregate US $233 (AU $300) million purchase price at closing and is scheduled to receive the balance upon receipt of certain government approvals.  Total net proceeds after payment of Australian income taxes are expected to be approximately US $170.5 (AU $219) million prior to transaction costs. The Company may be paid an additional US $16 (AU $20) million in early 2010 if the independently certified gross 2P reserves (SPE proved plus probable) for the PEL 238 coalbed methane project are at least 1.3 Tcf at year-end 2009.
Using a portion of the proceeds, Gastar will retire its $25 million secured term note and pay down the current outstanding balance of $13 million under its secured revolving credit facility.  The Company intends to immediately offer to repurchase all of its outstanding $100 million of 12-3/4% senior notes with remaining proceeds in accordance with the governing indenture and expects to retire its $30 million convertible subordinated debentures upon their maturity in November 2009.  Successful redemption of the 12-3/4% senior notes and repayment of the convertible subordinated debentures at maturity would result in the elimination of substantially all of Gastar’s currently outstanding debt.
In addition, the Company completed the previously announced voluntary de-listing of its common shares from the Toronto Stock Exchange (TSX) effective July 6.  Gastar also previously announced that it intends to implement a 1-for-5 reverse share consolidation, leaving approximately 49.6 million basic common shares outstanding.  The share consolidation is expected on or about July 31, 2009.

J. Russell Porter, Gastar’s President and Chief Executive Officer, said, “This transaction transforms Gastar’s balance sheet and puts the Company in a strong financial position going forward, concentrating our development and growth efforts in the United States.  I want to express my sincere thanks to our partners at Eastern Star Gas. David Casey and his talented team have shown commitment and expertise that have been instrumental in demonstrating the world-class potential of PEL 238, and we wish them and Santos continued success as they develop a unique, and uniquely positioned, asset.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks related to unexpected adverse developments in the status of the properties, the absence or delay in receipt of government approvals or third party consents, or an unanticipated need for using a portion of net cash proceeds from the announced transaction.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

#   #   #